INHERITED IRA/ROTH IRA ENDORSEMENT
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This  Endorsement  forms a part  of the  Contract,  which  is  attached,  and is effective as of the Issue Date of the Contract.

The following provisions apply to a Contract which is issued by the Company on a qualified basis under Internal Revenue Code Section 408(b) or Section 408A. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The Contract is amended as follows:

  Contract Owner,              1. This Contract  Owner is the  Annuitant.
  Annuitant, Assignment,          There shall be no Joint Owner. The Contract
  Non-forfeitability,             Owner was  previously a named  beneficiary
  Exclusive Benefit               of one of the  following  types of  qualified
  Provisions                      retirement plans.


                                  a. a Traditional IRA Plan;

                                  b. a SEP-IRA Plan;

                                  c. a Simple IRA Plan; or

                                  d. a Roth IRA Plan.

                               In the event Internal Revenue Service Regulations are interpreted to allow the beneficiary of other types of qualified retirement plans to be rolled into an Inherited IRA, these qualified retirement plan assets will also be permitted. The qualifed retirement plan assets that are being used to fund this Contract were previously owned by an individual or were held for the benefit of an individual who is now deceased.

                               The purpose of this Contract is to provide the Contract Owner with certain rights under the Internal Revenue Code that the Contract Owner obtained as a beneficiary of one of the above qualified retirement plans.

                               2.   This Contract is not transferrable.

                               3.   This Contract and the benefits under it
                                    cannot be sold, assigned or pledged as
                                    collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than to the issuer of the Contract.

                               4.   The Contract Owner's entire interest in
                                    this Contract is non-forfeitable.

                               5.   This Contract is established for the
                                    exclusive benefit of the Contract Owner
                                    and the Contract Owner's
                                    Beneficiary(ies).

  Purchase Payments            6.   The initial  Purchase  Payment(s)  are due
                                    on the Issue Date of the Contract. The initial Purchase Payments do not have to be received by the Company at the same time.
                                    However, all Purchase Payments must be direct transfers of your interest as a beneficiary from another IRA or qualified retirement plan, where the deceased owner is the same under each such plan, and as allowed by Internal Revenue Service
                                    Regulations.

  Distribution                  7.  The Contract Owner is required to meet the
  Requirements                      required minimum distribution requirements
                                    as described in Section 1.408-8 or Section
                                    1.408A-6 of the Internal Revenue Service
                                    Regulations.



S40714-NY                            1                                  R-2/2005


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  Proceeds Payable on           8.  Upon the death of the Contract  Owner,  the
  Death Beneficiary(ies) will be entitled to continue receipt of the Adjusted Contract Value based on the minimum distribution option selected by the Contract Owner under either Section 1.408-8 or Section 1.408A-6 of the Internal Revenue Service Regulations. This Adjusted Contract Value will be determined as of the end of the Valuation Period during which the Company receives due proof of the Contract Owner's death and the Beneficiary's(ies') election of one of the minimum distribution options described in this paragraph. In addition, the Beneficiary(ies) will be entitled to take a lump sum payment of the Adjusted Contract Value determined as stated above. The Beneficiary(ies) will not have any other Death Benefit options under the Contract.

In all other respects the provisions, conditions, exceptions and limitations contained in the Contract remain unchanged.

Signed for the Company at its home office.


                   ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK

                                 /s/ Suzanne Pepin

                                /s/  Vincent Vitiello

              Suzanne J. Pepin                   Vincent Vitiello
                 Secretary               Chairman of the Board,  Chief
                                         Executive Officer and President


S40714-NY                           2                                 R-2/2005